                                                                    EXHIBIT 10.4

                                                               EXECUTION VERSION

                         STOCKHOLDERS SUPPORT AGREEMENT

            STOCKHOLDERS SUPPORT AGREEMENT, dated as of March 18, 2005 (this "Stockholders Agreement"), among SIEMENS MEDICAL SOLUTIONS USA, INC., a Delaware corporation ("Parent"), MI MERGER Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and each of the stockholders whose names appear on the signature pages of this Stockholders Agreement (each, a "Stockholder" and, collectively, the "Stockholders").

            WHEREAS, as of the date hereof each Stockholder owns of record and beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Stockholders Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of shares of common stock, par value $0.01 per share ("Company Common Stock"), of CTI Molecular Imaging, Inc., a Delaware corporation (the "Company"), as set forth opposite such Stockholder's name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by any of the Stockholders prior to the termination of this Stockholders Agreement being referred to herein as the "Shares"); and

            WHEREAS, Parent, Purchaser and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the "Merger Agreement"; except as otherwise noted herein, terms used but not defined in this Stockholders Agreement shall have the meanings ascribed to them in the Merger Agreement), a draft of which has been made available to each Stockholder, which provides, upon the terms and subject to the conditions thereof, for the merger of Purchaser with and into the Company (the "Merger") following the consummation of a cash tender offer by Purchaser to acquire all the issued and outstanding shares of Company Common Stock (the "Offer").

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Stockholders hereby agree as follows:

            1. Tender of Shares. Each Stockholder hereby agrees that such Stockholder (a) shall tender, or cause to be tendered, in the Offer, as promptly as practicable, but in any event no later than five business days after the date of commencement of the Offer, all of his or its Shares pursuant to the terms of the Offer and (b) shall neither withdraw, nor cause to be withdrawn, such Shares.

            2. Grant of Proxy. Each Stockholder, by this Stockholders Agreement, with respect to his or its Shares, hereby grants an irrevocable proxy to Parent (and agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the

Robert Nutt - Stockholder Agreement
stockholders of the Company, all of such Stockholder's Shares (a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Stockholders Agreement, (b) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Competing Transaction) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and
(c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company. Each Stockholder further agrees to cause such Stockholder's Shares to be voted in accordance with the foregoing. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby acknowledges receipt and review of a copy of the Merger Agreement.

            3. Transfer of Shares. Each Stockholder agrees that he or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Stockholders Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing his or its obligations hereunder.

            4. No Solicitation of Transactions. None of the Stockholders shall, directly or indirectly, through any agent or otherwise, (a) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to any other stockholders of the Company) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (b) enter into or maintain or continue discussions or negotiations with any person in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (c) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction; provided, however, that nothing in this Section 4 shall prevent any Stockholder, in his capacity as a director or executive officer of the Company from engaging in any activity permitted pursuant to
Section 6.05(b) or Section 6.05(c) of the Merger Agreement. Each Stockholder shall, and shall direct or cause his or its representatives and agents to, immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Each Stockholder shall notify Parent as promptly as practicable (and in any event within one day after such Stockholder attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments).

Robert Nutt - Stockholder Agreement

            5. Information for Offer Documents and Proxy Statement; Disclosure. Each Stockholder represents and warrants to Parent and Purchaser that none of the information relating to such Stockholder and his or its affiliates provided by or on behalf of such Stockholder or his or its affiliates for inclusion in the Schedule TO, Schedule 14D-9, Offer Documents, or Proxy Statement will, at the respective times the Schedule TO, Schedule 14D-9, Offer Documents, or Proxy Statement are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Stockholder authorizes and agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Stockholder's identity and ownership of Shares and the nature of his or its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

            6. Termination. The obligations of each Stockholder under this Stockholders Agreement shall terminate upon the termination of the Merger Agreement pursuant to Section 8.01 of the Merger Agreement. Nothing in this
Section 6 shall relieve any party of liability for any breach of this Stockholders Agreement.

            7. Non-Competition/Non-Solicitation Agreement. (a) During the period beginning at the Effective Time and ending on the third anniversary thereof, no Stockholder shall, and shall not permit any of his or its agents (collectively, the "Stockholder Parties") to, directly or indirectly, as principal for their own account or jointly with others, or as an equity holder in any person, engage in, distribute products for, or own, manage, operate, or control, or participate in the ownership, management or control of, or have (or acquire) an interest in or assets of, any person, enterprise or business that engages in:

            (i) the design, development, manufacture, assembly, distribution or sale of any (A) positron emission tomographs, including non-human animal positron emission tomographs, (either standalone or in combination with any other modalities, such as computed tomography, magnetic resonance, or near-infrared imaging or designed for dual modality imaging simultaneously) or components (including software, tools, procedures and protocols) for the assembly of, incorporation into or use with any positron emission tomographs (either standalone or in combination with any other modalities, such as computed tomography, magnetic resonance, or near-infrared imaging or designed for dual modality imaging simultaneously), including, without limitation, probes for the detection of positron emitters, ring tomographs (emission computerized axial tomography image devices) and other positron imaging devices; (B) positron emission tomography biomarkers, tracers, compounds, precursor agents or other positron emission tomography radiopharmaceuticals or (C) cyclotrons, cyclotron target, chemistry boxes, microfluidic chips or related tools and equipment used for the production of positron emission tomography radiopharmaceuticals and radionuclides that can be used for positron emission tomography;

            (ii) the design, development, manufacture, assembly, distribution or sale of detector materials for use in the items described in clause (i)(A) above;

Robert Nutt - Stockholder Agreement

            (iii) the design, development, manufacture, assembly, distribution or sale of radioactive sources used for calibration and quality control and/or attenuation correction of positron emission tomographs;

            (iv) the design, development, manufacture, assembly, distribution or sale of computer workstations and software for the creation, display and analysis of molecular images;

            (v) internet hosting services to connect physicians, radiopharmacies, patients and positron emission tomography providers; or

            (vi) the provision of services, including, without limitation, technical services, training services, maintenance and repair services, site planning and installation services, radioactive materials licensing, and application services with respect to any of the foregoing (all of the businesses referred to in clauses (i) through (vi), inclusive, the "Restricted Business");

            provided, however, that the foregoing shall not prohibit any Stockholder Party from being the passive owner of not more than 5% of any class of capital stock of any person which is publicly traded on a national securities exchange or in the over-the-counter market in the United States or on a foreign securities exchange.

            (b) Each of the Stockholders agrees that for a period of three years from the Effective Time, he or it shall not, and shall cause his or its respective Stockholder Parties not to, in any manner, directly or indirectly,
(i) induce or attempt to induce any individual that has been an employee of the Company at any time between October 1, 2004 and the Effective Time, to leave the employ of the Company or to violate the terms of his or her contract, or any employment arrangements, with the Company, (ii) except in response to a good faith request by a person that has not been an employee with the Company since October 1, 2004 for a recommendation regarding the employment qualifications of such employee, recommend to any other person that they employ any such employee,
(iii) interfere with or attempt to interfere with any officers, employees, representatives or agents of the Company, or (iv) hire any such employee, unless such employee has not been an employee of the Company at least for a period of eighteen consecutive months.

            (c) Each of the Stockholders agrees that for a period of three years from the Effective Time, such Stockholder shall not, and shall cause his or its respective Stockholder Parties not to, in any manner, directly or indirectly,
(i) solicit the business, with respect to the provision of products or services provided by the Company to such person, of any person known by such Stockholder to be a customer of the Company or seek to induce any such person to reduce or refrain from doing business with any of Parent, Purchaser, the Company or any of their respective affiliates, or (ii) disparage (including by relative comparison) Parent, Purchaser, the Company or any of their respective affiliates or any of their respective products or activities in the Restricted Business.

            (d) Each Stockholder hereby acknowledges that this Section 7 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other

Robert Nutt - Stockholder Agreement
provision of this Stockholders Agreement by any party hereto. Each Stockholder hereby acknowledges that the covenants of each Stockholder set forth in this
Section 7 are an essential element of this Stockholders Agreement and an inducement for Parent and Purchaser to enter the Merger Agreement and that, but for the agreement of each Stockholder to comply with these covenants, neither Parent nor Purchaser would have entered into the Merger Agreement. Each party hereto agrees that money damages would be an inadequate remedy for any breach of this Section 7. Therefore, in the event of a breach or threatened breach of this
Section 7, Parent, Purchaser and/or any Surviving Corporation may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions thereof. Each Stockholder hereby acknowledges that such Stockholder has independently consulted with counsel and after such consultation agrees that the covenants set forth in this Section 7 are intended to be reasonable and proper in scope, duration and geographical area and in all other respects. If any such covenant is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, each Stockholder, Parent and Purchaser agree that: (i) such determination shall not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this
Section 7 in any situation in any jurisdiction; (ii) the offending term or provision shall be reformed rather than voided and the court or Governmental Authority making such determination shall have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this
Section 7 enforceable to the fullest extent permitted by applicable Law; and
(iii) the restrictive covenants set forth in this Section 7 shall be enforceable as so modified.

            (e) Notwithstanding the termination of this Stockholders Agreement for any reason, and irrespective of the time, manner or cause of termination, if Purchaser purchases shares pursuant to the Offer, the Stockholders' obligations under this Section 7 shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against each of the Stockholders shall continue in full force and effect.

            (f) In the event of any apparent or actual conflicts or inconsistencies between or among the terms of this Section 7 and the terms of that certain Employment Agreement, dated as of June 30, 2004, by and between CTI Molecular Imaging, Inc. and Robert E. Nutt (the "Employment Agreement"), the specific terms of this Stockholders Agreement shall prevail and govern over the terms of any such other agreement.

            8. Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants, jointly and severally, to Parent and Purchaser as follows:

            (a) (i) Each Stockholder that is an individual has full legal right and capacity to execute and deliver this Stockholder Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby, and (ii) each Stockholder that is not an individual is duly organized, or formed, as applicable, validly existing and in good standing

Robert Nutt - Stockholder Agreement
under the laws of its jurisdiction of organization or formation, as applicable, has the requisite power and authority to carry on its business as it is now being conducted and has all necessary power and authority to execute and deliver this Stockholders Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The failure of a Stockholder's spouse, if any, to be a party or signatory to this Stockholder Agreement shall not (A) prevent such Stockholder from performing such Stockholder's obligations and consummating the transactions contemplated hereunder or (B) prevent this Stockholder Agreement from constituting the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

            (b) The execution and delivery of this Stockholder Agreement by each Stockholder do not, and the performance of this Stockholder Agreement by such Stockholder will not (i) conflict with or violate any organizational or formation document of any Stockholder, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 8(d) have been obtained and all filings and obligations described in Section 8(d) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any Stockholder or by which any property or asset of any Stockholder is bound or affected, (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on the Shares or any other property or asset of any Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or (iv) violate any applicable Law.

            (c) Each Stockholder owns of record and beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Stockholder Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the Shares (as set forth on Exhibit A).

            (d) The execution and delivery by any Stockholder of this Stockholders Agreement do not, and the performance by Parent and Purchaser of this Stockholders Agreement, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

            (e) Each Stockholder has had access, prior to the execution of this Stockholder Agreement, to the information he or it felt he or it needed and desired in connection with his or its evaluation of this Stockholder Agreement and the Merger Agreement and the transactions contemplated hereby and thereby and has had, prior to the execution of this Stockholder Agreement, the opportunity to ask questions of, and receive answers from, the Company and legal counsel concerning the terms and conditions of the transactions contemplated by this Stockholder Agreement and the Merger Agreement and to obtain additional information necessary to assess the transactions contemplated hereby and thereby.

Robert Nutt - Stockholder Agreement

            9. Representations and Warranties of Stockholder's Spouse. The spouse of Robert E. Nutt (the "Spouse") hereby represents and warrants to Parent and Purchaser as follows: (a) the Spouse shall not assert or enforce, and does hereby waive, any rights granted under any community property statute with respect to the Shares held by Robert E. Nutt that would adversely affect the covenants made by Robert E. Nutt pursuant to this Stockholders Agreement or the sale and transfer of such Shares to Parent or Purchaser pursuant to the terms of this Stockholders Agreement; provided, however, that the Spouse shall not be prohibited from asserting any rights the Spouse may have against the consideration received by Robert E. Nutt in exchange for such Shares; (b) the Spouse hereby acknowledges receipt and review of a copy of the Merger Agreement and this Stockholders Agreement.

            10. Miscellaneous. Except as otherwise provided herein, all costs and expenses incurred in connection with this Stockholders Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated; all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature page(s) of this Stockholders Agreement; if any term or other provision of this Stockholders Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Stockholders Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; this Stockholders Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; this Stockholders Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent and Parent may assign all or any of its rights under Section 7 of this Stockholders Agreement to any person who purchases any or all of the assets or business units of the Company or the Subsidiaries; provided that no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations; this Stockholders Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Stockholders Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Stockholders Agreement; the parties hereto agree that irreparable damage would occur in the event any provision of this Stockholders Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity; this Stockholders Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State; this Stockholders Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement; from time to time, at the request of Parent, in the case of any Stockholder, or at the request of the Stockholders, in the case of Parent and Purchaser, and without further consideration, each party shall execute and deliver or cause to be executed and

Robert Nutt - Stockholder Agreement
delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Stockholders Agreement; EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS STOCKHOLDERS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Robert Nutt - Stockholder Agreement

            IN WITNESS WHEREOF, the parties have executed, or have caused to be executed, this Stockholders Agreement as of the date first written above.

                                             SIEMENS MEDICAL SOLUTIONS USA, INC.

                                             /s/ Dr. Hermann Requardt
                                             -------------------------------
                                             Name: Dr. Hermann Requardt
                                             Title: Executive Vice President
                                             Address: Heukestr. 127
                                                   D-91050 Erlangen

                                             /s/ James R. Ruger
                                             -------------------------------
                                             Name: James R. Ruger
                                             Title: Corporate Secretary
                                             Address: 51 Valley Stream Pky.
                                                    Malvern, PA 19355

                                             MI MERGER CO.

                                             /s/ Dr. Hermann Requardt
                                             -------------------------------
                                             Name: Dr. Hermann Requardt
                                             Title: Executive Vice President
                                             Address: Heukestr. 127
                                                    D-91050 Erlangen

                                             /s/ James R. Ruger
                                             -------------------------------
                                             Name: James R. Ruger
                                             Title: Corporate Secretary
                                             Address: 51 Valley Stream Pky.
                                                    Malvern, PA 19355

                                             /s/ Robert E. Nutt
                                             -------------------------------
                                             Robert E. Nutt
                                             Address:

                                             ROBERT E. NUTT IRREVOCABLE TRUST
                                             By: Danielle C. Nutt, Trustee

                                             /s/ Danielle C. Nutt
                                             -------------------------------
                                             Address:

                                                                       EXHIBIT A

                              LIST OF STOCKHOLDERS

                                                 Number of Shares of Company
                                                    Common Stock Owned
       Name of Stockholder                       Beneficially and of Record
       -------------------                       ---------------------------
         Robert E. Nutt                                    123,486
Robert E. Nutt Irrevocable Trust                           263,745